Exhibit 99.1

Agenus Receives License Fee of $4 Million USD from Merck

Entitled up to an additional $99 million USD in success milestones plus royalties on sales

LEXINGTON, Mass., November 15, 2017 /PRNewswire/ —Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies and cancer vaccines, today announced the receipt of a $4 million payment for the advancement of an undisclosed antibody under the license and research collaboration agreement with Merck, known as MSD outside the United States and Canada.

As previously announced, Merck is responsible for all future product development expenses for the selected antibody and Agenus is eligible to receive up to an additional $99 million in milestone payments, as well as royalties on worldwide product sales.

“We are very pleased with the progress of our collaboration with Merck and the advancement of this antibody towards the clinic,” said Garo Armen, Ph.D. Chairman and CEO of Agenus. “Our integrated antibody discovery platforms and expertise culminates in discovering antibodies for a broad range of targets, including challenging ones, as was the case with this particular candidate.”

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding future potential payments from Merck. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com